Exhibit 99.1

News Release United Continental Holdings, Inc. Worldwide Media Relations 312.997.8640 media.relations@united.com

UNITED TO HOLD LIVE WEBCAST OF

FOURTH-QUARTER 2012 FINANCIAL RESULTS

SPECIAL CHARGES SUMMARY FOR THE FOURTH QUARTER 2012

CHICAGO, Jan. 17, 2013 – United Continental Holdings, Inc. (NYSE: UAL) will hold a conference call to discuss fourth-quarter 2012 financial results on Thursday, Jan. 24, 2013, at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at ir.united.com.

The webcast will be available for replay within 24 hours of the conference call and then archived on the website for a limited time.

Fourth-Quarter Special Charges

UAL expects to record special charges of $439 million ($430 million, net of income taxes) during the fourth quarter of 2012. Details are as follows (in millions):

Three Months Ended Dec. 31, 2012
Integration-related costs	$408
Impairment	24
Labor agreement costs	21
Gains on sale of assets, net	(14)

Total special charges	$439
Income tax benefit	9

Total special charges, net of taxes	$430

Integration-related costs: Integration-related costs include compensation costs related to systems integration and training, costs to repaint aircraft and other branding activities, relocation costs for employees and severance primarily associated with administrative headcount reductions, which totaled approximately $99 million during the fourth quarter of 2012.

In addition, on Dec. 31, 2012, the company entered into an agreement with the Pension Benefit Guaranty Corporation providing for, among other things, the modification of the company’s contingent obligation to issue, if certain financial triggers were met, up to $500 million principal amount of 8% Contingent Senior Notes. In order to reduce the aggregate

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UAL TO HOLD LIVE WEBCAST OF FOURTH-QUARTER 2012 RESULTS / PAGE 2

amount of notes to be issued and eliminate the contingent nature of the obligation, the company replaced the existing $188 million principal amount of 8% Contingent Senior Notes incurred as of Dec. 31, 2012, and the obligation to issue any additional 8% Contingent Senior Notes with $400 million principal amount of new 8% Notes due 2024, which contain no additional contingencies. Also, the company agreed to replace the $652 million principal amount outstanding of the company’s 6% Senior Notes due 2031 with $326 million principal amount of new 6% Notes due 2026 and $326 million principal amount of new 6% Notes due 2028. The company is accounting for this agreement as a debt extinguishment, resulting in a charge of $309 million that represents the fair value of the additional $212 million of 8% Notes that we agreed to issue and the change in the fair value of the other new 6% Notes and 8% Notes versus their previous carrying values. The company did not receive any cash proceeds in connection with the issuance of the new notes.

Impairment: The company recorded an impairment charge of $24 million related to foreign take-off and landing slots to reflect the estimated fair value of these assets as part of our annual impairment test of indefinite-lived intangible assets. Reductions of frequencies and weakening of the U.S. dollar against certain foreign currencies attributed to the charge.

Labor agreement costs: The company recorded an additional $21 million in costs associated with the joint collective bargaining agreement with the Air Line Pilots Association, International that was ratified in December 2012.

Gains on sale of assets, net: The company sold three aircraft during the fourth quarter of 2012, realizing a net gain of $14 million.

About United

United Airlines and United Express operate an average of 5,557 flights a day to 378 airports on six continents from the airline’s hubs in Chicago, Cleveland, Denver, Guam, Houston, Los Angeles, New York/Newark, San Francisco, Tokyo and Washington, D.C. United is upgrading its cabins with more flat-bed seats in first and business class and more extra-legroom economy-class seating than any other airline in North America. United now has 180 airplanes featuring DIRECTV®, offering customers more live television access than any other airline in the world. United operates nearly 700 mainline aircraft and has orders for more than 270 new aircraft deliveries through 2022. In 2012, United was the first North American airline to take delivery of new Boeing 787 Dreamliner aircraft. United was rated the world’s most admired airline on FORTUNE magazine’s 2012 airline-industry list of the World’s Most Admired Companies. Readers of Global Traveler magazine have voted United’s MileagePlus program the best frequent flyer program for nine consecutive years. United is a founding member of Star Alliance, which provides service to 193 countries via 27 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com or follow United on Twitter and Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

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